Exhibit 2.6

16 February 2004

UNITED BISCUITS FINANCE PLC

as Lender

and

REGENTREALM LIMITED

as Borrower

INTRA-GROUP LOAN AGREEMENT

WEIL, GOTSHAL & MANGES

One South Place   London   EC2M 2WG

Tel: +44 (0) 20 7903 1000   Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

1	INTERPRETATION

2	THE ADVANCE

3	INTEREST AND FEES

4	MATURITY, PREPAYMENT AND REPAYMENT

5	PAYMENTS

6	EVENTS OF DEFAULT

7	MODIFICATION AND WAIVER

8	EXERCISE OF RIGHTS

9	NOTICES

10	COUNTERPARTS

11	ASSIGNMENT

12	INTERCREDITOR DEED

13	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

14	GOVERNING LAW

SIGNATORIES

i

THIS INTRA-GROUP LOAN AGREEMENT is made on 16 February 2004 between the following parties:

(1)                                  UNITED BISCUITS FINANCE PLC, a company incorporated under the laws of England and Wales, whose registered office is at Church Road, West Drayton, Middlesex UB7 7PR (the “Lender”)

(2)                                  REGENTREALM LIMITED a company incorporated under the laws of England and Wales whose registered office is at Church Road, West Drayton, Middlesex UB7 7PR (the “Borrower”)

WHEREAS

The Lender has issued 45,000,000 10 3/4% Senior Subordinated Notes due 2011 (the “Sterling Notes”) and €32,500,000 10 5/8% Senior Subordinated Notes due 2011 (the “Euro Notes”, and together with the Sterling Notes, the “Notes”); and

The Borrower has requested the Lender to make the Advance from the gross cash proceeds of the Notes and the Lender has agreed to do so upon the terms and conditions in this Agreement.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  In this Agreement, terms defined in the Senior Facility Agreement shall have the same meaning when used in this Agreement, unless otherwise defined herein, and the following terms have the meanings given to them in this Clause 1.1.

“Advance” means the advance in the amount of the gross cash proceeds received by the Lender from the issuance of the Notes made or to be made pursuant to the terms hereof or the principal amount thereof outstanding from time to time.

“Business Day” means any day (other than a Saturday or Sunday) on which Euroclear (meaning Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system), Clearstream Banking, société anonyme and banks in New York and London are open for business.

“Euro Notes” shall have the meaning assigned to it in the preambles.

“Intercreditor Deed” means the Intercreditor Deed, dated 28 April 2000 as amended on 17 April 2001, between, inter alia, each of the Obligors, the Original Lenders, the Intercompany Debtors, the Senior Creditors, the Hedging Creditors, the Bond Bridge Creditor, the Danone Bridge Creditor, the Nabisco Bridge Creditor, the Investors, the Security Agent and others (all as defined therein), as the same may be amended, restated, supplemented or otherwise modified, from time to time.

“Notes” shall have the meaning assigned to it in the preambles.

“Senior Facility Agreement” means the senior facilities agreement dated 14 December 1999 between the Borrower as borrower, the Lender and others as guarantors and Deutsche Bank AG London as arranger, as lenders, as agent, as sole book-runner, as security agent and as documentation agent, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Sterling Notes” shall have the meaning assigned to it in the preambles.

1.2                               Interpretation.  “£” and “Sterling” denote the lawful currency of the United Kingdom of Great Britain and Northern Ireland. “€” and “euro” denote the single currency of the 12 member states of the European Union which have satisfied the convergence criteria set forth in the Maastricht Treaty and participate in the European Economic and Monetary Union.

2                                         THE ADVANCE

Subject to the terms of this Agreement, on 16 February 2004 the Lender shall make the Advance to the Borrower.  The Advance shall be transferred to such account as the Borrower may designate to the Lender for this purpose.

3                                         INTEREST AND FEES

The Advance shall bear interest at the rate not less than 10¾% per annum for the Sterling Notes (computed on the basis of 360 day year comprised of twelve 30 day months) and 105/2% per annum for the Euro Notes (computed on the basis of a 360 day year comprised of twelve 30 day months) and will be payable semi-annually in arrear two Business Days prior to 15 April and 15 October of each year (each an “Interest Payment Date”), commencing on 15 April 2004.  Interest on the Advance shall accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of original issuance.  The interest that becomes payable on 15 April 2004 shall be calculated as if the date of original issuance had been 15 October 2003.  All interest shall be transferred in same day funds to such account or accounts with such person or persons as the Lender may designate to the Borrower for this purpose.

4                                         MATURITY, PREPAYMENT AND REPAYMENT

4.1                               Maturity.  The Borrower will repay the Advance together with any other sum then owed by it under this Agreement on 13 April 2011.

4.2                               Mandatory Prepayment.  The Borrower shall procure that an amount equal to the aggregate principal amount of any Notes required to be repurchased, redeemed or repaid (whether at maturity, upon acceleration or otherwise or at the option of the Lender or otherwise) in accordance with the terms and conditions thereof shall be applied in prepayment of the Advance and all other amounts owing by the Borrower under this Agreement.  Any prepayment required to be made under this Clause 4.2 shall be made at least two Business Days prior to the date upon which the Lender is required (or, as the case may be, wishes) to make such repurchase, redemption or repayment and the Lender hereby undertakes to notify the Borrower of such repurchase, redemption or repayment as soon as reasonably practicable after the date upon which it becomes aware of such repurchase, redemption or repayment.

4.3                               General.  The Borrower may not prepay or repay any or all of the Advance save as set forth in this Clause 4.

5                                         PAYMENTS

The Borrower shall make all payments hereunder in Sterling for the Sterling Notes and euro for the Euro Notes, free and clear of and without deductions for or on account of tax unless the Borrower is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

6                                         EVENTS OF DEFAULT

6.1          It shall be an Event of Default if:

(i)                                    the Borrower does not pay any amount payable by it under this Agreement in the manner in which it is expressed to be payable in this Agreement; or

(ii)                                the Borrower becomes insolvent or unable to meet its debts as they fall due.

6.2                               Upon the occurrence of an Event of Default and at any time thereafter whilst such Event of Default is continuing, the Lender may by written notice to the Borrower declare the Advance outstanding for the time being to be due and payable whereupon the same shall become due and payable together with interest and any other sum then owed by the Borrower under this Agreement.

6.3                               The Lender may demand repayment if there is an event of default under the Senior Facility Agreement.

7                                         MODIFICATION AND WAIVER

At any time whilst any Notes are outstanding, any modifications and waivers to the terms and conditions of this Agreement may only be made by the Lender and the Borrower with the consent of the Majority Lenders at the time of such modification or waiver. Any modifications and waivers to the terms and conditions of this Agreement may only be made (i) prior to the Senior Discharge Date (as defined in the Intercreditor Deed) to the extent permitted by the Senior Facilities Agreement and the Intercreditor Deed and/or (ii) prior to the maturity of the Notes to the extent permitted by the indenture for the Notes such that no default would occur thereunder.

8                                         EXERCISE OF RIGHTS

No failure to exercise or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any another right, remedy or power.

9                                         NOTICES

All notices and other communications hereunder shall take effect on receipt and be by letter or facsimile transmission. Such notices shall be sent to the relevant party at such address or facsimile number as it may notify to the other party from time to time in writing.

10                                  COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall constitute an original, but all the counterparts shall constitute but one and the same instrument.

11                                  ASSIGNMENT

The Borrower agrees that the Lender may assign or transfer any of its rights under this Agreement to any holding, subsidiary or associated company of the Lender (a “Group Company”) subject to the terms of the Senior Finance Documents (as defined in the Senior Facility Agreement) and may assign or charge its rights, title and benefit under this Agreement by way of security to any bank or financial institution providing facilities to any Group Company.

12                                  INTERCREDITOR DEED

The rights and obligations of the parties under this Agreement are subject to the terms and conditions contained in the Intercreditor Deed, including without limitation, the subordination provisions set forth therein.

13                                  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

It is agreed that:

(i)                                    no term of this Agreement other than Clause 6 shall be enforceable by a person who is not a party hereto pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise;

(ii)                                the Trustee and each person who is a holder of the outstanding Notes (a “Third Party”) shall have the right to enforce Clause 6 pursuant to the Contracts (Rights of Third Parties) Act 1999 (the “Act”), subject to the terms of the Intercreditor Deed, and each Senior Finance Party (as defined in the Senior Facility Agreement) shall have the right to enforce Clause 12 herein pursuant to the Act, subject to the terms of the Senior Facility Agreement and the Intercreditor Deed; and

(iii)                            this Agreement may not be rescinded or varied in such a way as to extinguish or alter the entitlement of any Third Party without their prior consent.

14                                  GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of England.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

SIGNATORIES

THE LENDER

Signed by	/s/ Malcolm Ritchie	)
for and on behalf of		)
UNITED BISCUITS FINANCE PLC		)

THE BORROWER

Signed by	/s/ Malcolm Ritchie	)
for and on behalf of		)
REGENTREALM LIMITED		)